Exhibit 3.7(ii)

EXECUTION COPY

CERTIFICATE OF CORRECTION
OF THE
CERTIFICATE OF DESIGNATIONS, POWERS, PREFERENCES AND RIGHTS
OF SERIES A REDEEMABLE PREFERRED STOCK
OF
DUANE READE HOLDINGS, INC.

It is hereby certified that:

1.     The name of the corporation (hereinafter called the “Company”) is Duane Reade Holdings, Inc.

2.     The Certificate of Designations, Powers, Preferences and Rights of Series A Redeemable Preferred Stock of the Company, which was filed by the Secretary of State of Delaware on March 27, 2007, is hereby corrected.

3.     The inaccuracy to be corrected in said instrument is as follows:

“Section 5.2    Change of Control Redemption.   Upon the occurrence of a Change of Control, the Company shall be required to redeem (subject to the legal availability of funds therefor) all outstanding shares of Series A Preferred Stock at a redemption price per share of Series A Common Stock equal to the Liquidation Preference as of and including the date on which the Change of Control is consummated, payable in cash. Any redemption pursuant to this Section 5.2 shall occur concurrently with the occurrence of the Change of Control.”

4.     The portion of the instrument in corrected form is as follows:

“Section 5.2   Change of Control Redemption.   Upon the occurrence of a Change of Control, the Company shall be required to redeem (subject to the legal availability of funds therefor) all outstanding shares of Series A Preferred Stock at a redemption price per share of Series A Preferred Stock equal to the Liquidation Preference as of and including the date on which the Change of Control is consummated, payable in cash. Any redemption pursuant to this Section 5.2 shall occur concurrently with the occurrence of the Change of Control.”

5.     The inaccuracy to be corrected in said instrument is as follows:

“Section 8.1   On and after the date hereof the Company covenants that it will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment.”

6.     The portion of the instrument in corrected form is as follows:

“Section 8.1   Except as set forth herein or pursuant to any Equity Agreement, on and after the date hereof the Company covenants that it will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment for so long as any shares of Preferred Stock are issued and outstanding.”

7.     The instrument is hereby further corrected by adding the following definition to Article 11 in correct alphabetical order:

““Equity Agreement”   means any of (a) the Amended and Restated Employment Agreement, dated March 16, 2004, made by and among Duane Reade Acquisition Corp., Duane Reade Holdings, Inc., Duane Reade Shareholders, LLC and Anthony J. Cuti, and (b) the Duane Reade Inc. Phantom Stock Plan and any Phantom Stock Plan Award Agreement granted pursuant thereto.”

[Signature Page Follows]

Signed on April 16, 2007:

By:	/s/ Michelle D. Bergman
	Name:	Michelle D. Bergman
	Title:	Secretary

Signature Page to Certificate of Correction